Note 7: New accounting pronouncements
In June 2006, the Financial Accounting Standards
Board (FASB) issued Interpretation No. 48,
Accounting for Uncertainty in Income Taxes (the
Interpretation). The Interpretation prescribes a minimum threshold for financial statement recognition of the benefit of a tax position taken or expected to be taken by a filer in the filers tax return. Upon adoption, the Interpretation did not have a material effect on the funds financial statements.
However, the conclusions regarding the
Interpretation may be subject to review and adjustment at a later date based on factors including, but not limited to, further implementation guidance expected from the FASB, and on-going analysis of tax laws, regulations and interpretations thereof.
In March 2008, Statement of Financial Accounting
Standards No. 161, Disclosures about Derivative
Instruments and Hedging Activities (SFAS 161)an amendment of FASB Statement No. 133 (SFAS
133), was issued and is effective for fiscal years beginning after November 15, 2008. SFAS 161 requires enhanced disclosures about how and why an entity uses derivative instruments and how derivative instruments affect an entitys financial position. Putnam Management is currently evaluating the impact the adoption of SFAS 161 will have on the funds financial statement disclosures.